Exhibit 99.1


[GRAPHIC OMITTED]                                     NorthWestern Corporation
                                                      d/b/a NorthWestern Energy
                                                      125 S. Dakota Ave.
                                                      Sioux Falls, SD 57104
                                                      www.northwesternenergy.com


News Release                                                        NASDAQ: NWEC
FOR IMMEDIATE RELEASE

Media/Investor Relations Contact:
Roger Schrum
605-978-2848
roger.schrum@northwestern.com

--------------------------------------------------------------------------------

                     NORTHWESTERN TO PAY DOWN $14.5 MILLION
                    IN SECURED DEBT FROM ASSET SALE PROCEEDS

SIOUX FALLS, S.D. - Dec. 21, 2004 - NorthWestern Corporation d/b/a NorthWestern Energy (NASDAQ: NWEC) today reported that it expects to complete the paydown of approximately $14.5 million in medium- and long-term secured debt before year end 2004 through early redemption provisions.

According to Brian B. Bird, NorthWestern's Chief Financial Officer, the debt will be paid down from approximately $25 million in proceeds from recent asset sales. This includes approximately $15 million that NorthWestern received from the sale of bank debt issued to the Company from CornerStone Propane Partners L.P. as part of a previously reported claims settlement made through both companies' bankruptcy reorganizations and $10 million in partial payment of intercompany obligations from the sale of business locations of Blue Dot Services Inc.

NorthWestern is paying down $13 million of 7.25% Montana senior secured term notes due March 3, 2008, and $1,446,000 in 8.95% Montana First Mortgage Bonds due Jan. 1, 2022. The Company will have approximately $835.5 million in secured debt outstanding following the transactions.

"These early debt redemptions are part of the Company's strategy to further improve our balance sheet and reduce interest expenses as we work to obtain an investment grade rating," said Bird.

In addition, Bird said that the Company expects to announce its 2005 earnings guidance and dividend policy following the filing of the Company's 2004 Annual Report on Form 10-K after its March 2005 Board of Directors meeting.

About NorthWestern Energy
NorthWestern Energy is one of the largest providers of electricity and natural gas in the Upper Midwest and Northwest, serving more than 608,000 customers in Montana, South Dakota and Nebraska. More information on NorthWestern Energy is available on the Company's Web site at www.northwesternenergy.com.

                                       ###